EXHIBIT 5.1

                    [PRESTON, WILLIS & LACKOWICZ LETTERHEAD]

Reply Attention of:
Paul W. Lackowicz                                             Our File No. 26204

                                                               February 19, 1998

Seven Seas Petroleum Inc.
Three Post Oak Central, Suite 960
1900 Post Oak Boulevard
Houston, Texas
United States
77056

Dear Sirs/Mesdames:

     RE: SEVEN SEAS PETROLEUM INC. 1996 STOCK OPTION
         PLAN/SEVEN SEAS PETROLEUM INC. 1997 STOCK
         OPTION PLAN

        We have acted as Yukon counsel on behalf of Seven Seas Petroleum Inc., a Yukon Territory, Canada corporation (the "Corporation") with respect to certain legal matters in connection with the registration by the Corporation under the UNITED STATES SECURITIES ACT OF 1933, as amended (the "Securities Act"), of the offer and sale of up to 6,000,000 common shares of the Corporation (the "Shares") as follows: (i) 3,000,000 Shares may be issued pursuant to the Seven Seas Petroleum Inc. Amended 1996 Stock Option Plan (the "1996 Plan") and (ii) 3,000,000 Shares may be issued pursuant to the Seven Seas Petroleum Inc. 1997 Stock Option Plan, as amended and restated (the "1997 Plan" and, collectively with the 1996 Plan, the "Plans").

        As such counsel, we have examined:

        (a) a faxed copy of minutes of meeting of the directors of the Corporation dated October 16, 1995;

        (b) a faxed copy of minutes of meeting of the directors of the Corporation dated April 29, 1996;

        (c) a faxed copy of minutes of meeting of the directors of the Corporation dated January 8, 1997;
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Seven Seas Petroleum Inc.


        (d) a faxed copy of minutes of meeting of the directors of the Corporation dated September 9, 1997;

        (e) a faxed copy of minutes of meeting of the directors of the Corporation dated September 11, 1997;

        (f) a faxed copy of minutes of meeting of the directors of the Corporation dated January 30, 1998;

        (g) a faxed copy of minutes of meeting of the directors of the Corporation dated June 11, 1996;

        (h)     a faxed copy of the 1996 Plan; and

        (i)     a faxed copy of the 1997 Plan.

        We have assumed:

        (a) the genuineness of the signatures on and the authenticity of all documents submitted to us and the conformity to original documents submitted to us as faxed or photostatic copies; and

        (b) the meetings of the directors and shareholders of the Corporation were duly convened, that the resolutions set out in the directors and shareholders minutes have been duly passed and that such resolutions have not been rescinded or varied in any aspect material to this opinion.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the applicable Plans, will be validly issued as fully-paid and non-assessable.

        This opinion is qualified to the extent that the validity of the issuance of the Shares pursuant to the 1997 plan is conditional upon the Shareholders of the Corporation approving the 1997 Plan.

        The foregoing opinion is limited to the laws of Yukon Territory and the federal laws of Canada applicable therein.

        We hereby consent to the filing of this opinion as an exhibit to the Corporation's registration statement on Form S-8 to be filed with the Securities and Exchange Commission in
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Seven Seas Petroleum Inc.


the United States in connection with the registration of the Shares under the Securities Act. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                              Yours very truly,

                                              PRESTON, WILLIS & LACKOWICZ

                                          /s/ PAUL W. LACKOWICZ

PWL/pjd
Enclosure